Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM RECEIVES NOTICE OF ALLOWANCE OF PATENT COVERING USE
OF STEM CELLS TO TREAT AMYOTROPHIC LATERAL SCLEROSIS

ROCKVILLE, MD, April 5, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced today that it received a notice of allowance for patent application 12/404,841. This patent covers methods for treating amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) with expanded spinal cord stem cells, including NSI-566. Neuralstem completed a Phase I safety trial of its NSI-566 stem cells in ALS earlier this year, for which it has also been granted an Orphan Drug Designation. The company plans to initiate Phase II of the trial, pending approval from the Food and Drug Administration.

“Our past patent claims cover methods of culturing and treating neurodegenerative conditions with our NSI-566 cells,” said Karl Johe, PhD, Neuralstem Chairman & Chief Scientific Officer. “The claims being allowed here cover methods for using these cells specifically in the treatment of ALS, an indication in which we have already reported peer-reviewed patient data and anticipate advancing to a Phase II study soon.”

“Neuralstem is constantly working to strengthen the intellectual property portfolio around our core technology,” said Richard Garr, Neuralstem CEO and President. “At the same time, we continue to expand a cell therapy clinical program that is already robust.”

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in February 2013, and is awaiting FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012.

# # #